Exhibit 99.1

Forward-Looking Statements

The announcement on the immediately following page was issued by the Seneca Nation of Indians (the “Nation”), and as such, is not directly attributable to the Seneca Gaming Corporation or its subsidiaries (“SGC”).

The Seneca Nation of Indians announcement contains certain forward-looking statements intended to qualify for the safe harbor from liability established by the Private Securities Litigation Reform Act of 1995. The words “continue”, “will”, and words of similar meaning, as they relate to SGC, indicate forward looking statements. Similarly, statements that describe SGC’s plans or goals are all forward-looking statements. Forward-looking statements involve risks, uncertainties and other factors that could cause actual results to differ materially from those expressed in or implied by the forward looking statements contained in this release, including, but not limited to, the potential outcome of any decision of the National Indian Gaming Commission, the likelihood of further litigation with respect to gaming on the Buffalo Creek Territory, the impact of the U.S. District Court’s decision upon the Nation’s and SGC’s plans for the Buffalo Creek Territory, the Nation’s and SGC’s ability to continue or complete construction on the Buffalo Creek Territory and the Nation’s and SGC’s ability to create economic development opportunities on the Nation’s territories.  Additional information concerning potential factors that could affect Seneca Gaming Corporation and cause actual results to differ materially from those expressed in or implied by the statements contained in this release is included in the filings of SGC with the Securities and Exchange Commission.

SGC disclaims any obligation to update these forward-looking statements. You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date thereof.

THE SENECA NATION OF INDIANS P.O. Box 231 Salamanca, New York 14779 Phone (716) 95-1790 Fax (716) 945-1565

FOR IMMEDIATE RELEASE January 12, 2007 Contact: Philip J. Pantano 716-961-8779

STATEMENT BY MAURICE A. JOHN
PRESIDENT OF THE SENECA NATION OF INDIANS

“The Seneca Nation of Indians has followed all legal processes in regard to developing our gaming enterprises, and has continuously met and honored the terms and obligations of our gaming compact with New York State.”

“While we continue to review today’s decision, we are pleased that the plaintiff’s motion has been dismissed. We understand that further Federal review is forthcoming and are confident that the National Indian Gaming Commission will reach the same conclusion that the United States Department of the Interior and the United States Department of Justice have already reached — that, as a result of how they were acquired, the lands in question are indeed Seneca lands, again.”

“The progress we have made to date on our Buffalo Creek territory will not be impacted by this decision, and we will continue to move forward with the ongoing construction and our drive to create economic development opportunities on our territories.”